NEWS RELEASE


FOR IMMEDIATE RELEASE                Contact:  Jack Conlon
April 15, 2003                                 Chief Financial Officer
                                               (740) 373-3155


                          PEOPLES BANCORP INC. REPORTS
                              FIRST QUARTER RESULTS
      ---------------------------------------------------------------------

                  MARIETTA, Ohio - Peoples Bancorp Inc. (Nasdaq: PEBO) announced net income of $5,014,000 for the first quarter of 2003, up 7% from $4,693,000 a year ago. Compared to the fourth quarter of 2002, net income grew 11% from $4,500,000. Diluted earnings per share were $0.51 for the first quarter of 2003 versus $0.59 for the same period last year and $0.54 for the fourth quarter of 2002. In the first quarter of 2002, Peoples purchased $7.0 million of trust preferred securities issued by PEBO Capital Trust I, at a significant discount, resulting in a nonrecurring after-tax gain of $410,000, or $0.05 per diluted share.
         While net income increased for the current quarter primarily due to additional net interest income resulting from an investment growth strategy initiated in late 2002, the combination of assets repricing downward and efforts to lock in lower long-term rates on funding sources has reduced net margin earned from both the loan and investment portfolios resulting in lower earnings per share in the first quarter of 2003. Also, the issuance of 1.7 million of Peoples' common shares in late 2002 and early 2003 had some impact to first quarter 2003 per share earnings, although most of the dilutive effect of the new shares outstanding was offset by the investment leverage strategy which was essentially completed in early February 2003.
         "Our earnings, although lower than previous quarters on a per share basis, remain solid even as economic conditions and competitive factors have challenged the financial services industry," said Robert E. Evans, Peoples' President and CEO. "As we strive to create long-term stakeholder value, we also recognize the need for short-term performance. We remain committed to our core values that guide us in achieving future success and will not sacrifice long-term potential simply for the sake of short-term growth."
         Net income for the first quarter of 2002 reflects Peoples' adoption of FASB Statement 147, "Acquisitions of Certain Financial Institutions" ("SFAS 147"), which was effective on October 1, 2002. Under SFAS 147, goodwill is no longer amortized, but is subject to annual impairment tests. This standard is applied retroactively and caused Peoples to restate amortization of goodwill on qualifying branch purchases of $274,000 in the first quarter of 2002.
         Net interest income totaled $13,643,000 for the first quarter of 2003 compared to $12,190,000 last quarter and $12,159,000 for 2002's first quarter. For the three months ended March 31, 2003, net interest margin was 3.87% versus 4.05% and 4.52% for the fourth and first quarters of 2002, respectively. In January 2003, Peoples purchased $260 million of mortgage-backed securities as part of an investment growth strategy to offset the dilutive impact of the new common shares issued in late 2002 and early 2003. The investment purchases were funded using a mix of short- and long-term borrowings totaling $245 million. This leverage program accounted for the majority of the increase in net interest income in 2003 but also contributed to compression of net interest margin.
         "The sustained low interest rate environment has challenged net interest income and margin," said Jack Conlon, Peoples' Chief Financial Officer. "While we have taken steps to secure longer-term, fixed rate borrowings to lock in the low rates and eliminate our previous liability sensitive position, significant volumes of assets continue to reprice downward and compress net interest margin. Peoples' current interest rate position should produce income growth when interest rates eventually increase."
         For the quarter ended March 31, 2003, non-interest income was $3,935,000, up 20% from $3,283,000 for the same period last year. The increase in non-interest income was primarily the result of higher deposit service charge income, with revenues from Peoples' e-banking services, business owned life insurance ("BOLI"), and $230,000 of mortgage banking income also contributing to the increase. Deposit account service charges grew 26% in the first quarter of 2003 to $1,725,000 as compared to the first quarter of 2002, due to higher volumes of overdraft and non-sufficient funds fees, as well as an increased number of checking accounts attributable to acquisitions and Peoples' Free Checking campaign. E-banking revenues increased 23% to $454,000 in first quarter of 2003, as customers increasingly complete more of their transactions using Peoples' debit cards. BOLI produced tax-advantaged revenue of $365,000 in the first quarter of 2003, up 12% from a year ago. Compared to the fourth quarter of 2002, non-interest income was down $175,000 in the first three months of 2003.
         Starting in the second half of 2002, Peoples began selling long-term, fixed rate real estate loans into the secondary market. As a result, Peoples recognized mortgage banking income of $230,000 for the three months ended March 31, 2003. Prior to the third quarter of 2002, Peoples primarily originated one- to five-year adjustable rate, fully amortizing real estate loans rather than long-term, fixed rate loans due to the associated interest rate risk. Peoples expects a continued focus on secondary market loan activity in 2003.
         "Our strategic goals include to continue growing non-interest revenues," commented Mark Bradley, President and Chief Operating Officer of Peoples Bank. "And while various factors, including the impact of the struggling equity markets on fiduciary and brokerage revenues, limited our ability to grow revenues in the first quarter, we believe Peoples' needs-based approach to selling and the implementation of a customer relationship management system will provide our associates with additional opportunities to generate higher levels of fee-based income."
          Non-interest expense was $9,704,000 in the first quarter of 2003, up 12% compared to $8,677,000 for the first three months of 2002. Compared to the fourth quarter of 2002, non-interest expense grew 5% in the first quarter, from $9,261,000. Salaries and benefits, Peoples' largest non-interest expense, totaled $4,724,000 for the quarter ended March 31, 2003, up 5% compared to $4,484,000 a year ago. This increase was largely due to the addition of several new associates and salary increases necessary to retain and recruit key personnel. Professional fees were up 47% in the first quarter of 2003 compared to a year ago, attributable in large part to costs associated with Peoples' Overdraft Privilege program. Occupancy and equipment costs increased 19% as recent acquisitions and investments in technology produced additional depreciation expense in 2003.
         "We will continue to invest in our associates and technology, as well as make acquisitions that allow us to generate additional revenue and serve our new and existing clients better," said Bradley. "These investments have resulted in higher expenses in the first quarter compared to prior periods. We continue to evaluate every opportunity to control costs and improve short-term performance without sacrificing future opportunities and our ability to enhance Peoples' long-term value."
         At March 31, 2003, loans totaled $861.1 million, up $10.2 million since year-end 2002. Commercial loan balances grew $30.3 million during the first quarter of 2003, while real estate and consumer loans declined $12.8 million and $6.8 million, respectively. The majority of the increase in commercial loans is attributable to lending opportunities within Peoples' existing markets. Real estate loan balances have declined in response to customer demand for long-term, fixed-rate mortgages sold into the secondary market. Consumer loan balances continue to drop as a result of both a decrease in demand and Peoples' focus on loan quality, more than loan growth, due to economic conditions.
         "Loan growth remains a key to reaching our 2003 goals, but we also realize the importance of strong asset quality in these uncertain economic times," stated Conlon. "We have dealt with the few troubled loan relationships which impacted asset quality in 2002. Our lenders will remain focused on generating loans which meet Peoples' sound underwriting criteria."
         Nonperforming loans comprised 0.55% of total loans at March 31, 2003 and nonperforming assets comprised 0.34% of total assets, versus 0.88% and 0.55%, respectively, at year-end 2002. This improvement is due to a lower level of nonperforming loans and an increase in assets.
         Conlon added, "In the first quarter of 2003, a large commercial loan on non-accrual status moved into other real estate owned, which provided improvement in Peoples' loan quality ratios. We are confident our loan review process will continue to identify problems loans in a timely manner which should allow us to reduce future losses."
         Since December 31, 2002, nonperforming loans have declined 36%, with reduced renegotiated loan balances comprising the majority of the improvement, while total assets increased 20% as a result of the investment leverage strategy completed in the first quarter of 2003. The allowance for loan losses was $13.4 million at March 31, 2003, compared to $13.1 million at year-end 2002. Peoples' provision for loan losses was $831,000 in the first quarter of 2003, down from $1,044,000 in the prior quarter and $861,000 a year ago.
         "The decreased provision reflects the overall improvement in the quality of Peoples' loan portfolio," said Conlon. "In addition, provisions relating to the Overdraft Privilege program declined as losses begin to stabilize. Our evaluation of the adequacy for loan losses, loan growth and other factors affecting probable loan losses is ongoing, but we believe the current allowance for loan losses is adequate for the overall quality, inherit risk and loan volume concentrations in the loan portfolio."
         In the first quarter of 2003, net loan chargeoffs were $554,000 compared to $792,000 a year ago and $843,000 in the fourth quarter of 2002. Consumer and commercial loans comprised the largest portion of net chargeoffs. In the first quarter of 2003, net consumer loan chargeoffs totaled $201,000 compared to $218,000 and $167,000 for the first and fourth quarters of 2002, respectively, while commercial loan chargeoffs totaled $186,000, $381,000 and $448,000 for the same periods, respectively. Commercial loan chargeoffs were lower in the first quarter of 2003 as a result of Peoples charging down troubled loans last year to amounts deemed collectible. Chargeoffs relating to the Overdraft Privilege program totaled $117,000 in the first three months of 2003 versus $104,000 and $196,000 in 2002's first and fourth quarters, respectively.
          "Overall, our first quarter results reflect the challenges we faced in building upon the success of 2002," summarized Evans. "Although various factors limited our ability to improve earnings per share, our focus remains on Peoples' long-term earnings potential, and we believe Peoples is positioned for long-term growth and success."
         Peoples Bancorp Inc., a diversified financial products and services company with $1.7 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 46 sales offices and 30 ATMs in Ohio, West Virginia, and Kentucky. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO", and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples or enroll in Peoples' Internet banking product, at www.peoplesbancorp.com.
         This news release is also available on www.peoplesbancorp.com under the "Bulletin Board" section.

Conference Call to Discuss Earnings:
         Peoples will conduct a facilitated conference call to discuss first quarter results of operations on April 16, 2003, at 3:00 p.m., local time, with members of Peoples' executive management participating. The conference call, consisting of brief opening remarks followed by a question and answer period, is open to the public; however, management asks that questions be limited to investment analysts, interested members of the media and shareholders. To participate, please dial (877) 735-0939 approximately five minutes before the scheduled start of the conference call. A complete transcript of the conference call will be placed on peoplesbancorp.com on the "Investor Relations" page in "Conference Call Transcripts" section under the caption of "April 16, 2003".


Safe Harbor Statement:
         Except for the historical and present factual information contained in this press release, the matters discussed in this press release, and other statements identified by words such as "expects," "believes," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, the interest rate environment, the effect of federal and state banking and tax regulations, the effect of technological changes, the effect of economic conditions, the impact of competitive products and pricing, and other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the SEC. Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples' business and operations, it is possible that actual results may differ materially from these projections. Peoples disclaims any responsibility to update these forward-looking statements, except as may be required by applicable laws.



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PEOPLES BANCORP INC.  (Nasdaq:  PEBO)
Financial Highlights (Unaudited)

                                                       ------------------------------------
                                                               Three Months Ended
(in $000's, except share data)                                     March 31,
                                                             2003                2002
                                                       ------------------------------------
PER SHARE DATA (a) Net income per share:
   Basic                                               $         0.52      $          0.60
   Diluted                                             $         0.51      $          0.59
Dividends declared per share                           $         0.15      $          0.14
Book value per share                                   $        16.39      $         12.26
Tangible book value per share (b)                      $        13.22      $         10.14
Dividend payout as a percentage of net income                  28.86%               22.95%
Actual shares outstanding (net of treasury shares)          9,552,543            7,849,280
Weighted average shares outstanding:
   Basic                                                    9,577,729            7,841,605
   Diluted                                                  9,767,338            7,979,461

PERFORMANCE RATIOS
Return on average equity                                       13.00%               19.35%
Return on average assets                                        1.27%                1.56%
Non-interest income leverage ratio (c)                         41.41%               38.33%
Efficiency ratio (d)                                           52.83%               54.24%
Net interest margin (fully tax equivalent)                      3.87%                4.52%
Net loan chargeoffs as a percentage of average loans            0.07%                0.10%

NET CHARGEOFFS
Gross chargeoffs                                       $          785      $           953
Recoveries                                             $          231      $           161
                                                       ---------------    -----------------
     Net chargeoffs                                    $          554      $           792
                                                       ---------------    -----------------

(a) Adjusted for 10% stock dividend issued June 28, 2002.
(b) Excludes balance sheet impact of intangible assets acquired through use of purchase accounting for acquisitions.
(c) Non-interest income (less securities and asset disposal gains/losses) as a percentage of non-interest expense (less intangible amortization).
(d) Non-interest expense (less intangible amortization) as a percentage of fully tax equivalent net interest income plus non-interest income and gain on sale of loans.

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             PEOPLES BANCORP INC. CONSOLIDATED STATEMENTS OF INCOME

                                                       -------------------------------
                                                             Three Months Ended
                                                                 March 31,
(in $000's)                                                 2003              2002
                                                       -------------------------------
Interest income                                        $      22,777     $     20,315
Interest expense                                               9,134            8,156
                                                       --------------   --------------
     Net interest income                                      13,643           12,159
Provision for loan losses                                        831              861
                                                       --------------   --------------
Net interest income after provision for loan losses           12,812           11,298
Net gain on securities transactions                                2               51
Net loss on asset disposals                                       (2)              (7)
Gain on early debt extinguishment                                  -              631
Non-interest income:
    Service charges on deposits                                1,725            1,366
    Fiduciary revenues                                           586              616
    Insurance and investment commissions                         442              524
    Electronic banking revenues                                  454              368
    Business owned life insurance                                365              325
    Mortgage banking income                                      230                -
    Other non-interest income                                    133               84
                                                       --------------   --------------
        Total non-interest income                              3,935            3,283
Non-interest expense:
    Salaries and benefits                                      4,724            4,484
    Occupancy and equipment                                    1,098              926
    Trust preferred                                              607              561
    Professional fees                                            442              301
    Data processing and software                                 330              323
    Marketing                                                    276              386
    Franchise taxes                                              257              182
    Amortization of intangible assets                            201              111
    Other non-interest expense                                 1,769            1,403
                                                       --------------   --------------
        Total non-interest expense                             9,704            8,677
                                                       --------------   --------------
Income before income taxes                                     7,043            6,579
Income taxes                                                   2,029            1,886
                                                       --------------   --------------
        Net income                                     $       5,014     $      4,693
                                                       --------------   --------------
Fully tax equivalent net interest income               $      14,053     $     12,510

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PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION
                                                                        -------------------------------
                                                                              Three Months Ended
                                                                                  March 31,
(in $000's)                                                                  2003              2002
                                                                        -------------------------------
CONSOLIDATED AVERAGE BALANCES
Average gross loans                                                     $     850,967     $    778,223
Average earning assets                                                      1,455,211        1,111,330
Average intangible assets                                                      30,661           16,829
Average total assets                                                        1,575,673        1,206,210
Average non-interest bearing deposits                                         108,315           93,961
Average interest bearing deposits:
    Savings                                                                   150,168           84,798
    Interest-bearing demand deposits                                          270,835          276,706
    Time deposits                                                             422,158          363,959
                                                                        --------------   --------------
        Total average interest bearing deposits                               843,161          725,463
Average stockholders' equity                                            $     154,302     $     97,013
                                                                        --------------   --------------
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               PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION

                                                           -----------------   -----------------  -----------------
                                                              March 31,          December 31,        March 31,
                                                                 2003                2002               2002
                                                           -----------------   -----------------  -----------------
LOAN PORTFOLIO (in $000's, end of period)
Commercial, financial, and agricultural                    $        422,782    $        392,528   $        352,531
Real estate, construction                                            10,523              16,231             18,135
Real estate, mortgage                                               324,877             331,948            296,082
Consumer                                                             96,857             103,635            107,757
Credit card                                                           6,065               6,549              6,205
                                                           --------------------------------------------------------
     Total loans                                           $        861,104    $        850,891   $        780,710

ASSET QUALITY
Allowance for loan losses as a percent of total loans                 1.55%               1.54%              1.59%
Allowance for loan losses as a percent of
    nonperforming loans (a)                                          280.6%              175.3%             157.8%
Nonperforming loans as a percent of total loans (a)                   0.55%               0.88%              1.01%
Nonperforming assets as a percent of total assets (b)                 0.34%               0.55%              0.67%
Nonperforming assets as a percent of total loans and
other real estate owned
    real estate owned (b)                                             0.66%               0.89%              1.03%
Nonperforming assets (in $000's, end of period):
   Loans 90 days or more past due                          $            337    $            407   $            971
   Renegotiated loans                                      $            685    $          2,439   $          2,864
   Nonaccrual loans                                        $          3,741    $          4,617   $          4,040
   Other real estate owned                                 $            924    $            148   $            167
                                                           -----------------   -----------------  -----------------
        Total nonperforming assets                         $          5,687    $          7,611   $          8,042

REGULATORY CAPITAL (in $000's, end of period)
Tier 1 risk-based capital                                            15.18%              15.43%             12.37%
Total risk-based capital ratio (Tier 1 and Tier 2)                   16.55%              16.79%             13.72%
Leverage ratio                                                        9.62%              10.56%              8.63%
Tier 1 capital                                             $        147,466    $        139,208   $        102,426
Total capital (Tier 1 and Tier 2)                          $        160,806    $        151,404   $        113,567
Total risk-weighted assets                                 $        971,367    $        901,973   $        827,926

SUPPLEMENTAL DATA (in $000's, end of period)
Trust assets under management                              $        460,945    $        500,338   $        517,221
Employees (full-time equivalent)                                        451                 462                398
Full service offices                                                     39                  39                 34
Supermarket offices                                                       4                   4                  4
ATMs                                                                     30                  30                 26
Announced treasury share plans: (c)
    Total shares in plan                                            300,000             192,500            192,500
    Shares purchased (d)                                             40,000                   -                139
    Average price (d)                                      $          22.04    $              -   $          17.23
                                                           -----------------   -----------------  -----------------

(a) Nonperforming loans include loans 90 days past due and accruing, renegotiated loans, and nonaccrual loans.
(b) Nonperforming assets include
    nonperforming loans, and other real estate owned.
(c) 2003 data reflects 2003
    Stock Repurchase Program of 300,000 shares (or approximately 3% of outstanding shares); 2002 data reflects 2002 Stock Repurchase Program of 192,500 shares (or approximately 2.5% of outstanding shares). All share amounts adjusted for stock dividends.
(d) Reflects treasury shares purchased and average price paid for the three-month period ended on the date indicated.

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                PEOPLES BANCORP INC. CONSOLIDATED BALANCE SHEETS

                                                                                ------------------     ------------------
(in $000's)                                                                         March 31,            December 31,
                                                                                      2003                   2002
                                                                                ------------------     ------------------
ASSETS
Cash and cash equivalents                                                       $          44,054      $          55,550
Available-for-sale investment securities, at estimated fair value
     (amortized cost of $675,677 at March 31, 2003, and $402,048 at
     December 31, 2002)                                                                   688,350                412,100
Loans, net of unearned interest                                                           861,104                850,891
Allowance for loan losses                                                                 (13,363)               (13,086)
                                                                                   ---------------        ---------------
     Net loans                                                                            847,741                837,805
Bank premises and equipment, net of accumulated depreciation                               17,752                 18,058
Goodwill                                                                                   25,147                 25,504
Other intangible assets                                                                     5,118                  5,234
Other real estate owned                                                                       924                    148
Other assets                                                                               39,597                 39,962
                                                                                   ---------------        ---------------
          TOTAL ASSETS                                                          $       1,668,683      $       1,394,361
                                                                                   ---------------        ---------------

LIABILITIES
Non-interest bearing deposits                                                   $         113,685      $         115,907
Interest bearing deposits                                                                 856,171                839,970
                                                                                   ---------------        ---------------
     Total deposits                                                                       969,856                955,877
Federal funds purchased, securities sold under repurchase agreements,
      and other short term borrowings                                                      63,842                 48,183
Long-term borrowings                                                                      439,329                203,829
Accrued expenses and other liabilities                                                      9,974                 10,199
                                                                                   ---------------        ---------------
          TOTAL LIABILITIES                                                             1,483,001              1,218,088

Guaranteed preferred beneficial interests in junior subordinated debentures                29,111                 29,090


STOCKHOLDERS' EQUITY
Common stock, no par value (12,000,000 shares authorized, 9,651,538 shares issued at March 31, 2003, and
   9,421,222 shares issued at December 31, 2002)                                          134,168                129,173
Accumulated comprehensive income, net of deferred income taxes                              8,148                  6,446
Retained earnings                                                                          16,217                 12,650
Treasury stock, at cost (98,995 shares at March 31, 2003,
   and 59,351 shares at December 31, 2002)                                                 (1,962)                (1,086)
                                                                                   ---------------        ---------------
          TOTAL STOCKHOLDERS' EQUITY                                                      156,571                147,183
          TOTAL LIABILITIES, BENEFICIAL INTERESTS, AND
                                                                                   ---------------        ---------------
                   STOCKHOLDERS' EQUITY                                         $       1,668,683      $       1,394,361
                                                                                   ---------------        ---------------

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